Exhibit 99.1

     NGP Capital Resources Company Announces Change in Management

    HOUSTON--(BUSINESS WIRE)--Aug. 25, 2006--NGP Capital Resources Company (NASDAQ:NGPC) (the "Company") today announced it is making a change in the management of its core operations. Richard A. Bernardy, Chief Operating Officer, is leaving the Company to pursue other professional interests and opportunities. In the near term, John H. Homier, the Company's President and CEO, and Stephen K. Gardner, the Company's Chief Financial Officer and Treasurer, will assume Mr. Bernardy's operating responsibilities.
    Mr. Homier said, "We appreciate Rich's contributions in helping to found and build NGPC into the strong and successful organization that it is today. We wish him every success in his future endeavors. We continue to be enthused about the investment opportunities that are available in the current market and NGPC remains firmly on track to continue to expand its market presence and build a long term, profitable portfolio of investments for the benefit of our shareholders."

    About NGP Capital Resources Company

    NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.
    This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
    We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
    Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.


    CONTACT: NGP Capital Resources Company, Houston
             Investment Contact:
             John Homier, 713-752-0062
             jhomier@ngpcrc.com
             or
             Kelly Plato, 713-752-0062
             kplato@ngpcrc.com
             or
             Investor Relations Contact:
             Steve Gardner, 713-752-0062
             investor_relations@ngpcrc.com